EXHIBIT 4.3

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (the “Agreement”), dated as of January 22, 2007, is made by and among Matritech, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), and each of the purchasers (individually, a “Purchaser” and collectively the “Purchasers”) set forth on the execution pages hereof (each, an “Execution Page” and collectively the “Execution Pages”).

BACKGROUND

A.  The Company and each Purchaser are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Regulation D (“Regulation D”), as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).

B.  Upon the terms and conditions stated in this Agreement, the Company desires to issue and sell to the Purchasers, and each Purchaser desires to purchase (i) a secured convertible promissory note, in the form attached hereto as Exhibit A (collectively, including any note or notes issued upon transfer of the secured convertible promissory notes, the “Series B Notes”), in the principal face amount set forth on the Execution Pages hereof (for each Purchaser, the “Subscription Amount”), which Series B Notes shall initially be convertible into shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) at the conversion price set forth in the Series B Notes, and (ii) a warrant, in the form attached hereto as Exhibit B (including any warrant or warrants issued upon transfer of the warrant, the “Series B Warrants”), to acquire a number of shares of Common Stock equal to 60% of the number of shares of Common Stock such Purchaser would own if it converted its Series B Notes on the Closing Date (as defined below) in accordance with the terms of such Series B Notes plus an additional number of shares that may become issuable thereunder pursuant to Section 11(i) of such Series B Warrants. The shares of Common Stock issuable upon conversion of or otherwise pursuant to the Series B Notes, including shares of Common Stock issued as payment of interest under the Series B Notes and shares paid upon amortization of the Series B Notes, are referred to herein as the “Conversion Shares” and the shares of Common Stock issuable upon exercise of or otherwise pursuant to the Series B Warrants are referred to herein as the “Warrant Shares.” The Series B Notes, the Series B Warrants, the Conversion Shares and the Warrant Shares are collectively referenced herein as the “Securities” and each of them may individually be referred to herein as a “Security.”

C.  In connection with the Closing pursuant to this Agreement, the Company will execute and deliver an Amended and Restated Security Agreement which amends and restates the Security Agreement originally dated January 13, 2006, in the form attached hereto as Exhibit C (together with the License Agreement and any other document securing the Series B Notes, the “Security Documents”), in favor of the Collateral Agent (as defined herein) for the benefit of all of the Purchasers and the purchasers of the 15% Secured Convertible Promissory Notes dated January 13, 2006 (the “Series A Notes”), pursuant to which the Company has agreed to grant a security interest in certain collateral described in the Security Documents in order to secure its obligations under the Series B Notes and the Series A Notes.

D.  In connection with the Closing pursuant to this Agreement, the parties hereto will execute and deliver a Registration Rights Agreement, pursuant to which the Company has agreed to provide certain registration rights under the Securities Act and the rules and regulations promulgated thereunder, and applicable state securities laws, in the form attached hereto as Exhibit D (the “Registration Rights Agreement”). In addition, in connection with the Closing pursuant to this Agreement, the Collateral Agent, for itself and the holders of the Series B Notes, will execute and deliver an Amended and Restated Contingent License Agreement, which amends and restates the Contingent License Agreement originally dated January 13, 2006, pursuant to which the Company has agreed, under certain circumstances, to provide a license to certain intellectual property rights to the Collateral Agent for the benefit of the holders of the Series B Notes and the holders of the Series A Notes, in the form attached hereto as Exhibit E (the “License Agreement”). This Agreement, the Series B Warrants, the License Agreement, the Security Documents and the Registration Rights Agreement are collectively referred to herein as the “Transaction Documents.”

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Purchasers, intending to be legally bound, hereby agree as follows:

1.  PURCHASE AND SALE OF SECURITIES.

(a)  Purchase and Sale of Securities. Subject to the terms and conditions hereof, at the Closing (as defined in Section 1(b) below), the Company shall issue and sell to the Purchasers an aggregate principal face amount of Securities of up to $4,500,000 and each Purchaser, severally and not jointly, shall purchase from the Company, its respective Subscription Amount.

(b)  The Closing. Subject to the satisfaction (or waiver) of the conditions set forth in Sections 6 and 7 below, the closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Choate, Hall & Stewart LLP at Two International Place, Boston, MA 02110 at 10:00 a.m., Boston, Massachusetts time, on or before January 22, 2007 or such other time or place as the Company and the Purchasers may mutually agree (the “Closing Date”).

2.  PURCHASER’S REPRESENTATIONS AND WARRANTIES.

Each Purchaser severally, but not jointly, represents and warrants to the Company as follows:

(a)  Purchase for Own Account, Etc. Such Purchaser is purchasing the Securities for such Purchaser’s own account for investment purposes only and not with a present view towards the public sale or distribution thereof, except pursuant to sales that are exempt from the registration requirements of the Securities Act and/or sales registered under the Securities Act. Such Purchaser understands that such Purchaser must bear the economic risk of this investment indefinitely, unless the Securities are registered pursuant to the Securities Act and any applicable state securities or blue sky laws or an exemption from such registration is available, and that the Company has no present intention of registering the resale of any such Securities other than as contemplated by the Registration Rights Agreement. Notwithstanding anything in this Section 2(a) to the contrary, by making the representations herein, such Purchaser does not agree to hold the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption from the registration requirements under the Securities Act.

(b)  Accredited Investor Status. Such Purchaser is an “Accredited Investor” as that term is defined in Rule 501(a) of Regulation D.

(c)  Reliance on Exemptions. Such Purchaser understands that the Securities are being offered and sold to such Purchaser in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and such Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire the Securities.

(d)  Information. Such Purchaser and its counsel, if identified to the Company, have been furnished all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities which have been specifically requested by such Purchaser or its counsel. Neither such inquiries nor any other investigation conducted by such Purchaser or its counsel or any of its representatives shall modify, amend or affect such Purchaser’s right to rely on the Company’s representations and warranties contained in Section 3 below. Such Purchaser understands that such Purchaser’s investment in the Securities involves a high degree of risk.

(e)  Governmental Review. Such Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Securities.

(f)  Authorization; Enforcement. This Agreement and the Registration Rights Agreement have been duly and validly authorized, executed and delivered on behalf of such Purchaser and are valid and binding agreements of such Purchaser enforceable against such Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and general principles of equity.

(g)  Residency. Such Purchaser is a resident of the jurisdiction set forth under such Purchaser’s name on the Execution Page hereto executed by such Purchaser.

(h)  No Trading in Securities. Such Purchaser has not offered to sell, solicited offers to buy, disposed of, loaned, pledged or granted any right with respect to the Company’s

Common Stock since the date it agreed to learn the confidential terms of the transactions contemplated by the Transaction Documents.

(i)  Beneficial Ownership. Prior to the Closing, such Purchaser with the exception of (i) SDS Capital Group SPC, Ltd. (“SDS”), (ii) H&Q Life Science Investors, and (iii) ProMed Partners, L.P., ProMed Partners II, L.P., ProMed Offshore Fund, Ltd., ProMed Offshore Fund II, Ltd. and each of their respective affiliates is not a “beneficial owner” of more than 5% of the Common Stock (as defined for purposes of Rule 13d-3 of the Exchange Act). Prior to, and as a result of the purchase of the Series B Notes and the Series B Warrants, at the Closing, such Purchaser with the exception of ProMed Partners, L.P., ProMed Partners II, L.P., ProMed Offshore Fund, Ltd., ProMed Offshore Fund II, Ltd. and its affiliates is not, and will not be an “interested stockholder” as defined in Section 203 of the Delaware General Corporation Law, as amended.

Each Purchaser’s representations and warranties made in this Article 2 are made solely for the purpose of permitting the Company to make a determination that the offer and sale of the Securities pursuant to this Agreement comply with applicable U.S. federal and state securities laws and not for any other purpose. Accordingly, the Company may not rely on such representations and warranties for any other purpose. No Purchaser has made or hereby makes any other representations or warranties, express or implied, to the Company in connection with the transactions contemplated hereby.

3.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

Except as set forth on a Disclosure Schedule executed and delivered by the Company to each Purchaser (the “Disclosure Schedule”), the Company represents and warrants to each Purchaser as follows:

(a)  Organization and Qualification. The Company and each of its direct and indirect subsidiaries (collectively, the “Subsidiaries”) is a corporation duly organized and existing in good standing under the laws of the jurisdiction in which it is incorporated or organized, and has the requisite corporate power to own its properties and to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary and where the failure so to qualify or be in good standing would have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means any effect which, individually or in the aggregate with all other effects, reasonably would be expected to be materially adverse to (i) the Securities; (ii) the ability of the Company to perform its obligations under this Agreement or the other Transaction Documents; or (iii) the business, operations, properties, prospects, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole.

(b)  Authorization; Enforcement. (i) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents, to issue and sell the Series B Notes and Series B Warrants in accordance with the terms hereof, to issue the Conversion Shares upon conversion of the Series B Notes in accordance with the terms thereof and to issue the Warrant Shares upon exercise of the Series B Warrants in accordance with the terms thereof; (ii) the execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Series B Notes and Series B Warrants and the issuance and reservation for issuance of the Conversion Shares and Warrant Shares) have been duly authorized by the Company’s Board of Directors and, except for the approval of the Company’s stockholders referenced in Sections 4(g) and 7(h) hereof, no further consent or authorization of the Company, its Board of Directors, or any committee of the Board of Directors is required; and (iii) this Agreement constitutes, and, upon execution and delivery by the Company of the other Transaction Documents, such Transaction Documents will constitute, valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

(c)  Capitalization. The capitalization of the Company as of the date hereof, including the authorized capital stock, the number of shares issued and outstanding, the number of shares issuable and reserved for issuance pursuant to the Company’s stock option plans, the number of shares issuable and reserved for issuance pursuant to securities (other than the Series B Notes and the Series B Warrants) exercisable or exchangeable for, or convertible into, any shares of capital stock and the number of shares to be reserved for issuance upon conversion of the Series B Notes and exercise of the Series B Warrants is set forth in Section 3(c) of the Disclosure Schedule. All of such outstanding shares of capital stock have been, or upon issuance in accordance with the terms of any such exercisable, exchangeable or convertible securities will be, validly issued, fully paid and non-assessable. Except as set forth in Section 3(c) of the Disclosure Schedule, no shares of capital stock of the Company (including the Conversion Shares and the Warrant Shares) are subject to preemptive rights or any other similar rights of the stockholders of the Company or any liens or encumbrances. Except for the Securities and as set forth in Section 3(c) of the Disclosure Schedule, (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for, any shares of capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries, nor are any such issuances, contracts, commitments, understandings or arrangements contemplated; (ii) there are no contracts, commitments, understandings or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of its or their securities under the Securities Act (except the Registration Rights Agreement); (iii) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem or otherwise acquire any security of the Company or any of its Subsidiaries; and (iv) the Company does not have any shareholder rights plan, “poison pill” or other anti-takeover plans or similar arrangements. Section 3(c) of the Disclosure Schedule sets forth all of the securities or instruments issued by the Company or any of its Subsidiaries that contain anti-dilution or similar provisions, and, except as and to the extent set forth thereon, the sale and issuance of the Securities will not trigger any anti-dilution adjustments to any such securities or instruments. The Company has furnished to each Purchaser true and correct copies of the Company’s Amended and Restated Certificate of Incorporation as amended and as in effect on the date hereof (“Certificate of Incorporation”), the Company’s Amended and Restated Bylaws as in effect on the date hereof

(the “Bylaws”), and all other instruments and agreements governing securities convertible into or exercisable or exchangeable for capital stock of the Company, all of which instruments and agreements are set forth in Section 3(c) of the Disclosure Schedule. For purposes of all provisions of this Agreement, any document publicly available on the SEC’s EDGAR system shall be considered to have been validly “furnished,” “delivered” or “provided” to a Purchaser or its counsel, as applicable. The Company or one of its Subsidiaries has the unrestricted right to vote, and (subject to limitations imposed by applicable law) to receive dividends and distributions on, all capital securities of its Subsidiaries as owned by the Company or any such Subsidiary.

(d)  Issuance of Securities. The Series B Notes and Series B Warrants are duly authorized and, upon issuance in accordance with the terms of this Agreement, (i) will be validly issued, fully paid and non-assessable and free from all taxes, liens, security interests, claims and encumbrances (other than those imposed by the Transaction Documents); (ii) will not be subject to preemptive rights, rights of first refusal or other similar rights of stockholders of the Company or any other person which have not been waived in connection herewith; and (iii) will not impose personal liability on the holder thereof. The Conversion Shares and Warrant Shares are duly authorized and reserved for issuance, and, upon conversion of the Series B Notes and exercise of the Series B Warrants in accordance with the terms thereof, (x) will be validly issued, fully paid and non-assessable, and free from all taxes, liens, claims and encumbrances (other than those imposed by the Transaction Documents), (y) will not be subject to preemptive rights, rights of first refusal or other similar rights of stockholders of the Company or any other person and (z) will not impose personal liability upon the holder thereof.

(e)  No Conflicts; Consents. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Series B Notes and Series B Warrants and the issuance and reservation for issuance of the Conversion Shares and Warrant Shares) will not (i) result in a violation of the Certificate of Incorporation or Bylaws; (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment (including, without limitation, the triggering of any anti-dilution provisions), acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party; or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including United States federal and state securities laws, rules and regulations and rules and regulations of any self-regulatory organizations to which either the Company or its securities are subject) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected (except, with respect to clauses (ii) and (iii), for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations that would not, individually or in the aggregate, have a Material Adverse Effect). Except (w) as may be required under the Securities Act in connection with the performance of the Company’s obligations under the Registration Rights Agreement, (x) for the filing of a Form D with the SEC, (y) as may be required for compliance with applicable state securities or “blue sky” laws, or (z) as otherwise set forth in Section 3(e) of the Disclosure Schedule, the Company is not required to obtain any consent, approval, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency or other third party (including, without limitation, pursuant to any Material Contract (as defined in Section 3(g) below)) in order for it to execute, deliver or perform any of its obligations under this Agreement or any of the other Transaction Documents.

(f)  Compliance. The Company is not in violation of its Certificate of Incorporation, Bylaws or other organizational documents and no Subsidiary is in violation of any of its organizational documents. Except as set forth in Section 3(f) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is in default (and no event has occurred that with notice or lapse of time or both would put the Company or any of its Subsidiaries in default) under, nor, to the knowledge of the Company or any of its Subsidiaries, has there occurred any event giving others (with notice or lapse of time or both) any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party (including, without limitation, the Material Contracts), except for actual or possible violations, defaults or rights that would not, individually or in the aggregate, have a Material Adverse Effect. The businesses of the Company and its Subsidiaries are not being conducted, and shall not be conducted so long as any Purchaser owns any of the Securities, in violation of any law, ordinance or regulation of any governmental entity, except for possible violations the sanctions for which either individually or in the aggregate have not had and would not have a Material Adverse Effect. Neither the Company, nor any of its Subsidiaries has, nor, to the knowledge of the Company or any of its Subsidiaries, has any director, officer, agent, employee or other person acting on behalf of the Company or any Subsidiary, in the course of his actions for, or on behalf of, the Company or any Subsidiary, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee. The Company and its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, provincial or foreign regulatory authorities that are material to the conduct of its business, and neither the Company nor any of its Subsidiaries has received any notice of proceeding relating to the revocation or modification of any such certificate, authorization or permit.

(g)  SEC Documents, Financial Statements. Since December 31, 2001, the Company has timely filed (within applicable extension periods) all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, the “SEC Documents”). The Company has delivered to each Purchaser true and complete copies of the SEC Documents. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the statements made in any such SEC Documents is, or has been, required to be amended or updated under applicable law (except for such statements as have been amended or updated in subsequent filings made prior to the date hereof). As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC applicable with respect thereto. Such financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), consistently applied, during the periods involved (except as may be otherwise indicated in such financial statements or the notes thereto or, in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, immaterial year-end audit adjustments). Except as set forth in the financial statements of the Company included in the Select SEC Documents (as defined below), the Company has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business with non-affiliated third parties subsequent to the date of such financial statements and (ii) obligations under contracts and commitments incurred in the ordinary course of business with non-affiliated third parties and not required under GAAP to be reflected in such financial statements, which liabilities and obligations referred to in clauses (i) and (ii), individually or in the aggregate, are not material to the financial condition or operating results of the Company. To the extent required by the rules and regulations of the SEC applicable thereto, the Select SEC Documents contain a complete and accurate list of all material undischarged written or oral contracts, agreements, leases or other instruments to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any of the properties or assets of the Company or any Subsidiary is subject (each, a “Material Contract”). Except as set forth in the Select SEC Documents, none of the Company, its Subsidiaries or, to the best knowledge of the Company, any of the other parties thereto is in breach or violation of any Material Contract, which breach or violation would have a Material Adverse Effect. For purposes of this Agreement, “Select SEC Documents” means the Company’s (A) Proxy Statement for its Annual Meeting of Stockholders held in connection with the December 31, 2005 fiscal year, (B) Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (the “2005 Annual Report”), (C) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2006, June 30, 2006, and September 30, 2006, and (D) Current Reports on Form 8-K filed since December 31, 2005.

(h)  Internal Accounting Controls. The Company and each of its Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15 and 15d-15) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including its Subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s

Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, is being prepared. The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures as of the end of the period covered by the 2005 Annual Report and the Company’s most recently filed Quarterly Report on Form 10-Q (each such date, an “Evaluation Date”). The Company presented in the 2005 Annual Report and its most recently filed Quarterly Report on Form 10-Q the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the respective Evaluation Date. Since the Evaluation Date for the 2005 Annual Report, there have been no significant changes in the Company’s internal controls (as such term is defined in Item 307(b) of Regulation S-K under the Exchange Act) or, to the Company’s knowledge, in other factors that could significantly affect the Company’s internal controls.

(i)  Absence of Certain Changes. Except as set forth in the Select SEC Documents, since December 31, 2005, there has been no material adverse change and no material adverse development in the business, properties, operations, prospects, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy or receivership law, nor does the Company or any of its Subsidiaries have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings with respect to the Company or any of its Subsidiaries.

(j)  Transactions With Affiliates. Except as set forth in the Select SEC Documents, or as set forth in Section 3(j) of the Disclosure Schedule, none of the officers, directors, or employees of the Company or any of its Subsidiaries is presently a party to any transaction with the Company or any of its Subsidiaries (other than for ordinary course services solely in their capacity as officers, directors or employees), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or any corporation, partnership, trust or other entity in which any such officer, director, or employee has an ownership interest of five percent or more or is an officer, director, trustee or partner.

(k)  Absence of Litigation. Except as disclosed in the Select SEC Documents, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body (including, without limitation, the SEC) pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against or affecting the Company, any of its Subsidiaries, or any of their respective directors or officers in their capacities as such. There are no facts which, if known by a potential claimant or governmental authority, could give rise to a claim or proceeding which, if asserted or conducted with results unfavorable to the Company or any of its Subsidiaries, could reasonably be expected to have a Material Adverse Effect.

(l)  Intellectual Property. Except for those matters described in the Company’s SEC Documents or as otherwise set forth in Section 3(l) of the Disclosure Schedule and except for other matters which are not material to the Company’s business taken as a whole:

(i)
No “Intellectual Property” (consisting of patents, trademarks, service marks, trade dress, trade names and corporate names, copyrights; and any registrations, applications and renewals for any of the foregoing) owned by the Company or its Subsidiaries which is necessary for the conduct of the Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted is now involved in any cancellation, dispute or litigation, and, to the Company’s knowledge, no such action is threatened.

(ii)	No patent owned by the Company or its Subsidiaries is now involved in any interference, reissue, re-examination or opposition proceeding.

(iii)
To the knowledge of the Company and its Subsidiaries, neither the Company nor any Subsidiary of the Company infringes or is in conflict with any right of any other person with respect to any third party Intellectual Property.

(iv)	Neither the Company nor any of its Subsidiaries has received written notice of any pending conflict with or infringement upon such third party Intellectual Property.

(v)
Neither the Company nor any of its Subsidiaries has entered into any consent agreement, forbearance to sue or settlement agreement with respect to the validity of the Company’s or its Subsidiaries’ ownership of or right to use its Intellectual Property.

(vi)
The Company and its Subsidiaries have complied, in all material respects, with their respective contractual obligations relating to the protection of the Intellectual Property used pursuant to licenses.

(vii)
To the Company’s knowledge, no person is infringing on or violating the Intellectual Property owned by the Company which is necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted.

(m)  Title. The Company and its Subsidiaries have good and marketable title in fee simple to all real property and good and merchantable title to all personal property owned by them that is material to the business of the Company and its Subsidiaries, in each case free and clear of all liens, encumbrances and defects except such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and its Subsidiaries. Any real property and facilities held under lease by the Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not materially interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.

(n)  Tax Status. Except as set forth in the Select SEC Documents, the Company and each of its Subsidiaries has made or filed all foreign, U.S. federal, state, provincial and local income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company and each of its Subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim. The Company has not executed a waiver with respect to any statute of limitations relating to the assessment or collection of any foreign, federal, state, provincial or local tax. None of the Company’s tax returns is presently being audited by any taxing authority.

(o)  Key Employees. Each of the Company’s directors and officers and any Key Employee (as defined below) is currently serving the Company in the capacity disclosed in the Select SEC Documents. No Key Employee is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each Key Employee does not subject the Company or any of its Subsidiaries to any material liability with respect to any of the foregoing matters. No Key Employee has, to the knowledge of the Company and its Subsidiaries, any intention to terminate or limit his employment with, or services to, the Company or any of its Subsidiaries, nor is any such Key Employee subject to any constraints which would cause such employee to be unable to devote his full time and attention to such employment or services. For purposes of this Agreement, “Key Employee” means the persons listed in Section 3(o) of the Disclosure Schedule and any individual who assumes or performs any of the duties of a Key Employee.

(p)  Employee Relations. Neither the Company nor any of its Subsidiaries is involved in any material union labor dispute nor, to the knowledge of the Company or any of its Subsidiaries, is any such dispute threatened. The Company and its Subsidiaries believe that their relations with their employees are good. No executive officer (as defined in Rule 501(f) of the Securities Act) has notified the Company that such officer intends to leave the Company or otherwise terminate such officer’s employment with the Company. The Company and its Subsidiaries are in compliance with all federal, state, local and foreign laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, result in a Material Adverse Effect.

(q)   Insurance. The Company and each Subsidiary maintains in full force and effect insurance coverage that is customary for comparably situated companies for the business being conducted and properties owned or leased by the Company and each Subsidiary, and the Company reasonably believes such insurance coverage to be adequate against all liabilities, claims and risks against which it is customary for comparably situated companies to insure. To the Company’s knowledge, no default or event has occurred that could give rise to a default under any such policy.

(r)  Environmental Matters. Neither the Company nor any Subsidiary is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”); owns or, to the Company’s knowledge, operates any real property contaminated with any substance that is subject to any Environmental Laws; is liable for any off-site disposal or contamination pursuant to any Environmental Laws; or is subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim has had or could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate; and there is no pending or, to the Company’s knowledge, threatened investigation that might lead to such a claim.

(s)  Solvency. Based on the financial condition of the Company as of the Closing Date, and after giving effect to the net proceeds of the transactions contemplated by this Agreement, the Company’s fair saleable value of its assets exceeds the amount that is currently required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities). The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

(t)  Listing. The Common Stock is currently listed for trading on the American Stock Exchange (“AMEX”). Except as set forth in Section 3(t) of the Disclosure Schedule, the Company is not in violation of the listing requirements of AMEX and does not reasonably anticipate that the Common Stock will be delisted by AMEX for the foreseeable future, and has not received any notice other than as already publicly disclosed regarding the possible delisting of the Common Stock from AMEX.

(u)  Form S-3 Eligibility. The Company is eligible to register the resale of its Common Stock on a registration statement on Form S-3 under the Securities Act. Except as set forth in Section 3(u) of the Disclosure Schedule, there exist no facts or circumstances that would prohibit or delay the preparation and filing of a registration statement on Form S-3 with respect to the Registrable Securities (as defined in the Registration Rights Agreement). The Company has no basis to believe that its past or present independent public auditors will withhold their consent to the inclusion, or incorporation by reference, of their audit opinion concerning the Company’s financial statements to be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 in the future Series B Registration Statement, which may be required to be filed pursuant to the Registration Rights Agreement.

(v)  Anti-Takeover Provisions. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under its Certificate of Incorporation or the laws of the state of its incorporation (including, without limitation, Section 203 of the Delaware General Corporation Law, as amended) which is or could become applicable to any Purchaser as a result of the transactions contemplated by this Agreement, including, without limitation, the Company’s issuance of the Securities and any and all Purchaser’s ownership of the Securities.

(w)  Acknowledgment Regarding Each Purchaser’s Purchase of the Securities. Other than as set forth in Section 3(w) of the Disclosure Schedule, the Company acknowledges and agrees that each Purchaser is acting solely in the capacity of arm’s length purchaser with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, and that prior to the Closing no Purchaser is (i) an officer or director of the Company; (ii) an “affiliate” of the Company (as defined in Rule 144 under the Securities Act (including any successor rule, “Rule 144”)); or (iii) a “beneficial owner” of more than 5% of the Common Stock (as defined for purposes of Rule 13d-3 of the Exchange Act). The Company further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement or the other Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by a Purchaser or any of its representatives or agents in connection with this Agreement or the other Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to such Purchaser’s purchase of the Securities. The Company further represents to each Purchaser that the Company’s decision to enter into this Agreement and the other Transaction Documents has been based solely on the independent evaluation by the Company and its representatives.

(x)  No General Solicitation or Integrated Offering. Neither the Company nor any distributor participating on the Company’s behalf in the transactions contemplated hereby (if any) nor any person acting for the Company, or any such distributor, has conducted any “general solicitation” (as such term is defined in Regulation D) with respect to any of the Securities being offered hereby. Neither the Company nor any of its affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would require registration of the Securities being offered hereby under the Securities Act or cause this offering of Securities to be integrated with any prior offering of securities of the Company for purposes of the Securities Act, which result of such integration would require registration under the Securities Act, or any applicable stockholder approval provisions.

(y)  No Brokers. Other than as set forth in Section 3(y) of the Disclosure Schedule, the Company has taken no action that would give rise to any claim by any person for brokerage commissions, finder’s fees or similar payments by any Purchaser relating to this Agreement or the transactions contemplated hereby.

(z)  Acknowledgment Regarding Securities. The number of Conversion Shares issuable upon conversion of the Series B Notes and the number of Warrant Shares issuable upon exercise of the Series B Warrants may increase in certain circumstances. The Company’s directors and executive officers have studied and fully understand the nature of the Securities being sold hereunder. The Company acknowledges that its obligation to issue Conversion Shares upon conversion of the Series B Notes in accordance with the terms thereof and the Warrant Shares upon the exercise of the Series B Warrants in accordance with the terms thereof is absolute and unconditional, regardless of the dilution that such issuance may have on the ownership interests of other stockholders and the availability of remedies provided for in any of the Transaction Documents relating to a failure or refusal to issue Conversion Shares or Warrant Shares. Taking the foregoing into account, the Company’s Board of Directors has determined in its good faith business judgment that the issuance of the Series B Notes and Series B Warrants hereunder and the consummation of the other transactions contemplated hereby are in the best interests of the Company and its stockholders.

(aa)  Disclosure. All information relating to or concerning the Company and/or any of its Subsidiaries set forth in this Agreement or provided to the Purchasers pursuant to Section 2(d) hereof or otherwise in connection with the transactions contemplated hereby is true and correct in all material respects and the Company has not omitted to state any material fact necessary in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading. No event or circumstance has occurred or exists with respect to the Company or its Subsidiaries or their respective businesses, properties, prospects, operations or financial conditions, which has not been publicly disclosed but, under applicable law, rule or regulation, would be required to be disclosed by the Company in a registration statement filed on the date hereof by the Company under the Securities Act with respect to a primary issuance of the Company’s securities.

4.  COVENANTS.

(a)  Best Efforts. The parties shall use their respective best efforts timely to satisfy each of the conditions described in Sections 6 and 7 of this Agreement.

(b)  Form D; Blue Sky Laws. The Company shall file with the SEC a Form D with respect to the Securities as required under Regulation D. The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary to qualify the Securities for sale to each Purchaser pursuant to this Agreement under applicable securities or “blue sky” laws of the states of the United States or obtain exemption therefrom. The Company shall issue a press release (the “Press Release”) describing in reasonable detail the transactions contemplated hereby and such other matters as had previously been discussed by the Purchasers and the Company, as soon as practicable on or after the date hereof, but in no event later than 8:30 a.m., New York, New York time, on the first trading day following the date hereof. The Press Release shall be subject to prior review and comment from the Purchasers. In addition, no later than the second business day after the Closing Date, the Company shall file a Form 8-K with the SEC concerning this Agreement and the transactions contemplated hereby, which Form 8-K shall attach this Agreement and its Exhibits as exhibits to such Form 8-K (the “8-K Filing”). Except as set forth in Section 4(b) to the Disclosure Schedules, from and after the date of the Press Release, the Company hereby acknowledges that no Purchaser shall be in possession of any material nonpublic information received from the Company, any of its Subsidiaries or, to the best of the Company’s knowledge, any of its or their respective directors, officers, employees, affiliates, stockholders, agents or representatives, that is not disclosed in the Press Release. The Company shall not, and shall cause each of its Subsidiaries and its and each of their respective directors, officers, employees, affiliates, stockholders, agents or representatives not to, provide any Purchaser with any material nonpublic information regarding the Company or any of its Subsidiaries from and after the Press Release without the prior express written consent of such Purchaser; provided, however, that a Purchaser that exercises its rights under Section 4(n) hereof shall be deemed to have given such express written consent. In the event the covenant in the preceding sentence is breached for any reason, whether or not as a result of the fault or nonfeasance of the Company, the Company shall, as promptly as practicable and in no event later than the first trading day after becoming aware of such breach, disclose all such material nonpublic information to the public in accordance with Regulation FD promulgated under the Exchange Act. Subject to the foregoing, neither the Company nor any Purchaser shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of any Purchaser, to make any press release or other public disclosure with respect to such transactions as is required by applicable law and regulations (provided that (a) the Required Holders (as defined herein) shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release and (b) in no event will any Purchaser be identified by name in any press release, including without limitation, the Press Release, or other public disclosure (other than in a future Series B Registration Statement on Form S-3 with respect to the Registrable Securities) without the express prior approval of the Purchaser to be named).

(c)  Reporting Status. So long as any Purchasers (or any of their respective affiliates) beneficially own any of the Securities, the Company shall timely file all reports required to be filed with the SEC pursuant to the Exchange Act, and the Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination. In addition, except as set forth in Section 4(c) of the Disclosure Schedule, the Company shall take all actions necessary to meet the “registrant eligibility” requirements set forth in the general instructions to Form S-3 or any successor form thereto, to continue to be eligible to register the resale of its Common Stock on a registration statement on Form S-3 under the Securities Act.

(d)  Use of Proceeds. The Company shall use the proceeds from the sale and issuance of the Series B Notes and Series B Warrants as set forth on Section 4(d) of the Disclosure Schedule. Except as set forth on Section 4(d) of the Disclosure Schedule such proceeds shall not be used to (i) pay dividends; (ii) pay for any increase in executive compensation or make any loan or other material advance to any officer, employee, shareholder, director or other affiliate of the Company, without the express approval of the Board of Directors acting in accordance with past practice; (iii) purchase debt or equity securities of any entity (including redeeming the Company’s own securities, but expressly excluding the scheduled monthly redemptions of the Series B Notes and the Series A Notes), except for (A) evidences of indebtedness issued or fully guaranteed by the United States of America and having a maturity of not more than one year from the date of acquisition, (B) certificates of deposit, notes, acceptances and repurchase agreements having a maturity of not more than one year from the date of acquisition issued by a bank organized in the United States having capital, surplus and undivided profits of at least $500,000,000, (C) the highest-rated commercial paper having a maturity of not more than one year from the date of acquisition, and (D) “Money Market” fund shares, or money market accounts fully insured by the Federal Deposit Insurance Corporation and sponsored by banks and other financial institutions, provided that the investments consist principally of the types of investments described in clauses (A), (B), or (C) above; or (iv) make any investment not directly related to the current business of the Company.

(e)  Financial Information. So long as any Purchasers (or any of their respective affiliates) beneficially own any of the Securities, the Company shall deliver the following reports to each such Purchaser: (i) within ten (10) days after the filing with the SEC, a copy of its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, its proxy statements and any

Current Reports on Form 8-K, and (ii) within one day after release, copies of all press releases issued by the Company or any of its Subsidiaries.

(f)  Reservation of Shares. The Company currently has authorized and reserved for the purpose of issuance a sufficient number of shares of Common Stock required to provide for the full conversion of the Series B Notes (at the current conversion price) and issuance of the Conversion Shares in connection therewith, the full exercise of the Series B Warrants (at the current exercise price) and the issuance of the Warrant Shares in connection therewith. The Company shall be obligated to authorize and reserve for issuance a sufficient number of shares of Common Stock to provide for the full conversion of the Series B Notes, the issuance of the Conversion Shares in connection therewith, the full exercise of the Series B Warrants and the issuance of the Warrant Shares in connection therewith (including those shares issued pursuant to Section 11(i) of the Warrant) (collectively, the “Issuance Obligations”). In the event such number of shares becomes insufficient to satisfy the Issuance Obligations, the Company shall take all necessary action to authorize and reserve such additional shares of Common Stock necessary to satisfy the Issuance Obligations.

(g)  Listing; Stockholder Meeting. The Company shall not without stockholder approval issue more than 11,709,703 shares of Common Stock pursuant to the transactions contemplated hereby and in the other Transaction Documents. The Company shall (i) prepare and file an additional listing application with AMEX covering the Conversion Shares initially issuable upon conversion of the Series B Notes (without giving effect to any limitations on conversion contained in Article IX.A of the Series B Notes) and the Warrant Shares initially issuable upon exercise of the Series B Warrants (without giving effect to any limitations on exercise contained in Section 3(c) of the Series B Warrants); (ii) use its best efforts to cause such Conversion Shares and Warrant Shares to be approved for listing on AMEX as soon as possible thereafter; (iii) use its best efforts to maintain the listing of the Conversion Shares and Warrant Shares on AMEX, the NASDAQ Capital Market (the “Capital Market”), the New York Stock Exchange (the “NYSE’), the NASDAQ Global Market (the “Global Market”) or the NASDAQ Global Select Market (the “Global Select Market”), whichever is at the time the principal trading exchange or market for the Common Stock. In addition, the Company shall, at a special meeting of stockholders, to be held no later than ninety (90) days after the Closing Date, offer proposals (the “Stockholder Proposals”) for stockholder approval (as required by the applicable rules and regulations of AMEX) with respect to the transactions contemplated by the Transaction Documents, including proposals approving (i) the issuance of shares upon conversion of the Series B Notes, as payment of interest on the Series B Notes, or upon the amortization of the Series B Notes, at a price below $0.63 (the “Conversion Floor Price”); (ii) the issuance of shares upon exercise of the Series B Warrants pursuant to the full ratchet antidilution provisions in the Series B Warrants at a price below $0.63 (the “Warrant Floor Price”); and (iii) if the Company determines it is necessary in order to be able to satisfy its obligations relative to the issuance of Conversion Shares and Warrant Shares under the Series B Notes and Series B Warrants, an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock, with the recommendation of the Company’s Board of Directors that such proposals be approved, and the Company shall use its best efforts to solicit proxies from its stockholders in connection therewith in favor of such proposals and all management-appointed proxyholders shall vote their proxies in favor of such proposals.

(h)  [ ** ] Bonuses. [ ** ] The Company will not make any cash payments to senior level staff for bonuses earned at any time during the 2006 fiscal year except for (i) cash bonuses paid to sales staff based on achievement of pre-established goals and (ii) a maximum of $153,000 (not inclusive of any amounts paid pursuant to (i) above) will be paid to other senior level staff based on achievement of individual objectives.

(i)  Corporate Existence. So long as any Purchasers (or any of their respective affiliates) beneficially own any of the Securities, the Company shall maintain its corporate existence, and in the event of a merger, consolidation or sale of all or substantially all of the Company’s assets, the Company shall ensure that the surviving or successor entity in such transaction (i) assumes the Company’s obligations under this Agreement and the other Transaction Documents and the agreements and instruments entered into in connection herewith and therewith regardless of whether or not the Company would have had a sufficient number of shares of Common Stock authorized and available for issuance in order to effect the conversion of all the Series B Notes and exercise in full of all Series B Warrants outstanding as of the date of such transaction and (ii) except in the event of a merger, consolidation of the Company into any other corporation, or the sale or conveyance of all or substantially all of the assets of the Company where the consideration consists solely of cash, the surviving or successor entity is a publicly traded corporation whose common stock is listed for trading on the Capital Market, the Global Market, the Global Select Market, the NYSE or AMEX.

(j)  No Integrated Offerings. The Company shall not make any offers or sales of any security (other than the Securities) under circumstances that would require registration of the Securities being offered or sold hereunder under the Securities Act or cause this offering of the Securities to be integrated with any other offering of securities by the Company for purposes of any stockholder approval provision applicable to the Company or its securities.

(k)  Legal Compliance. The Company shall conduct its business and the business of its Subsidiaries in compliance with all laws, ordinances or regulations of governmental entities applicable to such businesses, except where the failure to do so would not have a Material Adverse Effect.

(l)  Redemptions, Dividends and Repayments of Indebtedness. So long as any Purchasers (or any of their respective affiliates) beneficially own any of the Series B Notes, the Company shall not, without first obtaining the written approval of the holders of a majority of the aggregate principal face amount of the Series B Notes then outstanding (which approval may be given or withheld by such holders in their sole and absolute discretion), repurchase, redeem or declare or pay any cash dividend or distribution on any shares of capital stock of the Company or repay or prepay any indebtedness of the Company other than as expressly required pursuant to the terms of such indebtedness as in effect on the date hereof.

(m)  Information. So long as any Purchasers (or any of their respective affiliates) beneficially own any of the Securities, the Company shall furnish to each such Purchaser the information the Company must deliver to any holder or to any prospective transferee of Securities in order to permit the sale or other transfer of such Securities pursuant to Rule 144A of the SEC or any similar rule then in effect.

The Company shall keep at its principal executive office a true copy of this Agreement (as at the time in effect), and cause the same to be available for inspection at such office during normal business hours by any holder of Securities or any prospective transferee of Securities designated by a holder thereof.

(n)  Inspection of Properties and Books. So long as any Purchasers (or any of their respective affiliates) beneficially own any of the Securities, each such Purchaser and its representatives and agents (collectively, the “Inspectors”) shall have the right, at such Purchaser’s expense, to visit and inspect any of the properties of the Company and of its Subsidiaries, to examine the books of account and records of the Company and of its Subsidiaries, to make or be provided with copies and extracts therefrom, to discuss the affairs, finances and accounts of the Company and of its Subsidiaries with, and to be advised as to the same by, its and their officers, employees and independent public accountants (and by this provision the Company authorizes such accountants to discuss such affairs, finances and accounts, whether or not a representative of the Company is present) all at such reasonable times and intervals and to such reasonable extent as the Purchasers may desire; provided, however, that each Inspector shall hold in confidence and shall not make any disclosure (except to such Purchaser) of any such information which the Company determines in good faith to be confidential, and of which determination the Inspectors are so notified, unless (i) the parties mutually determine on a reasonable basis that the disclosure of such information is necessary to avoid or correct a misstatement or omission in any Registration Statement filed pursuant to the Registration Rights Agreement, (ii) the release of such information is ordered pursuant to a subpoena or other order from a court or government body of competent jurisdiction, or (iii) such information has been made generally available to the public other than by disclosure in violation of this or any other agreement. Each Purchaser agrees that it shall, upon learning that disclosure of such information is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, the information deemed confidential.

(o)  Stockholders Rights Plan. No claim shall be made or enforced by the Company or any other person that any Purchaser is an “Acquiring Person” under any stockholders rights plan or similar plan or arrangement in effect or hereafter adopted by the Company, or that any Purchaser could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Securities under this Agreement or any other Transaction Documents or under any other agreement between the Company and the Purchasers.

(p)  Pledge of Securities. The Company acknowledges and agrees that the Securities may be pledged by any Purchaser in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Securities. The pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and no Purchaser effecting a pledge of Securities shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document. The Company shall execute and deliver such documentation as a pledgee of the Securities may reasonably request in connection with a pledge of the Securities to such pledgee by a Purchaser.

(q)  Expenses. At the Closing, the Company shall pay to SDS reimbursement for the out-of-pocket expenses reasonably incurred by SDS, its affiliates and its advisors in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including, without limitation, SDS’s and its respective affiliates’ and advisors’ reasonable due diligence and attorneys’ fees and expenses (the “Expenses”); provided, however, that SDS shall be permitted, in its discretion, to deduct all of its Expenses from the Subscription Amount payable by SDS hereunder.

(r)  Participation Right. Subject to the terms and conditions specified in this Section 4(r), until the third anniversary of the date hereof (or such later date to which the maturity date of the Series B Notes is extended), Purchasers holding $250,000 or more of aggregate principal face amount of the Series B Notes (each, a “Qualifying Purchaser”) shall have a right to participate in any issuance by the Company of (a) equity or equity-linked securities, or (b) debt which is convertible into equity or in which there is an equity component (“Additional Securities”) on the same terms and conditions as offered by the Company to the other purchasers of such Additional Securities. Each time the Company proposes to offer any Additional Securities, the Company shall make an offering of such Additional Securities to each such Purchaser in accordance with the following provisions:

(i)  At least ten (10) trading days prior to the closing of the sale of Additional Securities, the Company shall deliver to each Qualifying Purchaser a written notice of its intention to effect a Subsequent Financing (“Pre-Notice”), which Pre-Notice shall ask such Qualifying Purchaser if it wants to review the details of such financing (such additional notice, a “Subsequent Financing Notice”). Upon the request of a Qualifying Purchaser, and only upon a request by such Qualifying Purchaser, for a Subsequent Financing Notice, the Company shall promptly, but no later than five (5) trading days after such request, deliver a Subsequent Financing Notice to such Qualifying Purchaser. The Subsequent Financing Notice shall describe in reasonable detail the proposed terms of such Subsequent Financing, the amount of proceeds intended to be raised thereunder, the person with whom such Subsequent Financing is proposed to be effected (provided that the name of such person(s) is available), and attached to which shall be a term sheet or similar document relating thereto. Each Qualifying Purchaser shall notify the Company by 6:30 p.m. (New York City time) on the fifth (5th) trading day after their receipt of the Subsequent Financing Notice of its willingness to provide the Subsequent Financing on the terms described in the Subsequent Financing Notice, subject to completion of mutually acceptable documentation. No Purchaser shall offer to sell, solicit offers to buy, dispose of, loan, pledge or grant any right with respect to the Company’s Common Stock (other than pursuant to this Section 4(r)) from the time the Company delivers the Subsequent Financing Notice until such time as the Purchaser is no longer in possession of material non-public information regarding the Company.

(ii)  Each Qualifying Purchaser agreeing to participate in the Subsequent Financing (the “Participating Purchasers”) shall have the right to purchase, at the price and on the terms specified in the Notice, up to that portion of such Additional Securities that has a total purchase price equal to fifty percent (50%) of the aggregate principal amount of Series B Notes then held by such Purchaser (the “Series B Purchase Amount”) provided, that the Purchasers eligible to participate in the offering of the Additional Securities may only purchase in the aggregate up to 50% of the aggregate maximum dollar amount and/or other consideration being offered in such offering (the “Participating Purchaser Allotment”) (with any cutback required being allocated on a pro rata basis among the participating Purchasers based upon percentage of aggregate principal amount of all such participating Purchasers); provided further, that any Holder as defined in the Series B Notes who has participation and exchange rights under the transaction documents related to its purchase of the Company’s Series A Notes may not exercise its participation and exchange rights hereunder if it has exercised its rights under those Series A transaction documents and further provided that the limitations on the number of Additional Securities that a Participating Purchaser may acquire pursuant to this Section 4(r) shall include all Additional Securities that such Participating Purchaser may acquire pursuant to the exchange right set forth in Article X of the Series B Notes. Notwithstanding anything to the contrary contained herein, if the holders of the Series A Notes and the holders of the Series B Notes collectively have not elected to participate pursuant to their Series A Participation and Series B Participation (each as defined below) in a Subsequent Financing up to the full Participating Purchaser Allotment, the holders of the Series A Notes that exercised their participation rights or exchange rights under the Series A Notes (the “Series A Participation”) may elect to exercise their participation or exchange rights under the Series B Notes (the “Series B Participation”) for Additional Securities up to an amount equal to such Participating Purchaser’s Series B Purchase Amount, and likewise holders of the Series B Notes that elected their Series B Participation may elect their Series A Participation for Additional Securities up to an amount equal to 50% of such Participating Purchasers aggregate principal value of the Series A Notes then held by such Purchaser until the Participating Purchaser Allotment has been met (with any cutback required being allocated on a pro rata basis among the Participating Purchasers based upon percentage of aggregate principal amount outstanding on the Notes of all such participating Purchasers); provided however, that in no case may the Participating Purchasers collectively purchase Additional Securities pursuant to the Series A Participation and the Series B Participation in an amount greater than the Participating Purchaser Allotment.

(iii)  If all Additional Securities which the eligible Purchasers are entitled to purchase pursuant to this Section 4(r) are not purchased as provided herein, the Company may, during the sixty (60) trading-day period following the expiration of the five (5) trading-day period provided in clause (i), offer the remaining unsubscribed portion of such Additional Securities to any person at a price not less than, and upon terms no more favorable to the offeree than, as specified in the Notice. If the Company does not consummate the sale of such Additional Securities within such period, the right provided hereunder shall be deemed to be revived and such Additional Securities shall not be offered or sold unless first reoffered to the Purchasers in accordance herewith.

(iv)  Notwithstanding the foregoing, the participation rights granted in this Section 4(r) shall not be applicable to: (A) the issuance of shares of Common Stock upon the exercise or conversion of the Company’s options, warrants, convertible notes or otherwise pursuant to the terms of convertible securities outstanding as of the date hereof and disclosed in Section 3(c) of the Disclosure Schedule in accordance with the terms of such options, warrants or other securities as in effect on the date hereof; (B) the issuance of stock, stock options or other stock rights pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Company or a majority of the members of a committee of non-employee directors established for such purpose; (C) the issuance of securities pursuant to a bona fide underwritten public offering with gross proceeds of at least $25,000,000; (D) the issuance of the Series B Notes, the Series B Warrants, the Conversion Shares, the Warrant Shares and the Additional Warrant Shares (as defined in the Series B Warrants); (E) the issuance of securities in a bona fide business acquisition the primary purpose of which, as determined in good faith by a majority of the members of the Board of Directors of the Company, is not the raising of capital; (F) the issuance of capital stock or convertible securities in a joint venture, strategic partnership or licensing arrangement, the primary purpose of which, as determined in good faith by a majority of the members of the Board of Directors of the Company, is not the raising of capital; and (G) the issuance of shares of common stock by reason of a dividend, stock split or other distribution on shares of common stock (but only to the extent that such a dividend, split or distribution results in an adjustment in the conversion price of the Series B Notes and the exercise price and number of shares issuable under the Series B Warrants).

(s)  Restriction on Sales. Until such time that the Company issues the Press Release, or otherwise publicly announces the transactions contemplated hereby, the Purchasers will not offer to sell, solicit offers to buy, dispose of, loan, pledge or grant any right with respect to the Company’s Common Stock.

(t)  Listing of Additional Securities on AMEX. Immediately following stockholder approval of the Stockholder Proposals, if approved, the Company shall prepare and file with AMEX a listing application covering all additional Conversion Shares issuable and not included in the listing application referenced in Section 7(c) hereof, and, if necessary, all additional Warrant Shares and shares of Common Stock issuable in connection with the Warrants not included in the Company's AMEX listing application referred to in Section 7(c) hereof.

(u)  Dilutive Issuances. Until such time as the Company has held a meeting of its stockholders at which the Stockholder Proposals have been voted upon, the Company shall not issue any shares of Common Stock, or any securities convertible into or exercisable or exchangeable for shares of Common Stock, at an effective price below the Conversion Floor Price, except for shares of Common Stock that would be excluded from the participation right in clauses (A), (B) or (D) of Section 4(r)(iv) above.

5.  SECURITIES TRANSFER MATTERS.

(a)  Conversion and Exercise. Upon conversion of the Series B Notes or exercise of the Series B Warrants by any person, (i) if the DTC Transfer Conditions (as defined below) are satisfied, the Company shall cause its transfer agent to electronically transmit all Conversion Shares and Warrant Shares by crediting the account of such person or its nominee with the Depository Trust Company (“DTC”) through its Deposit Withdrawal Agent Commission system; or (ii) if the DTC Transfer Conditions are not satisfied, the Company shall issue and deliver, or instruct its transfer agent to issue and deliver, certificates (subject to the legend and other applicable provisions hereof and the Series B Notes and Series B Warrants), registered in the name of such person or its nominee, physical certificates representing the

Conversion Shares and Warrant Shares, as applicable. Even if the DTC Transfer Conditions are satisfied, any person effecting a conversion of Series B Notes or exercising Series B Warrants may instruct the Company to deliver to such person or its nominee physical certificates representing the Conversion Shares and Warrant Shares, as applicable, in lieu of delivering such shares by way of DTC Transfer. For purposes of this Agreement, “DTC Transfer Conditions” means that (A) the Company’s transfer agent is participating in the DTC Fast Automated Securities Transfer program and (B) the certificates for the Conversion Shares or Warrant Shares required to be delivered do not bear a legend and the person effecting such conversion or exercise is not then required to return such certificate for the placement of a legend thereon.

(b)  Transfer or Resale. Each Purchaser understands that (i) except as provided in the Registration Rights Agreement, the sale or resale of the Securities have not been and are not being registered under the Securities Act or any state securities laws, and the Securities may not be transferred unless (A) the transfer is made pursuant to and as set forth in an effective registration statement under the Securities Act covering the Securities; or (B) such Purchaser shall have delivered to the Company an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the Securities to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; or (C) sold under and in compliance with Rule 144; or (D) sold or transferred to an affiliate of such Purchaser that agrees to sell or otherwise transfer the Securities only in accordance with the provisions of this Section 5(b); and (ii) neither the Company nor any other person is under any obligation to register such Securities under the Securities Act or any state securities laws (other than pursuant to the terms of the Registration Rights Agreement). Notwithstanding the foregoing or anything else contained herein to the contrary, the Securities may be pledged as collateral in connection with a bona fide margin account or other lending arrangement, provided such pledge is consistent with applicable laws, rules and regulations.

(c)  Legends. Each Purchaser understands that the Series B Notes and Series B Warrants and, until such time as the Conversion Shares and Warrant Shares have been registered under the Securities Act (including registration pursuant to Rule 416 thereunder) as contemplated by the Registration Rights Agreement or otherwise may be sold by such Purchaser under Rule 144, the certificates for the Conversion Shares and Warrant Shares may bear a restrictive legend in substantially the following form:

The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state of the United States or in any other jurisdiction. The securities represented hereby may not be offered, sold or transferred in the absence of an effective registration statement for the securities under applicable securities laws unless offered, sold or transferred pursuant to an available exemption from the registration requirements of those laws.

For so long as the Conversion Shares and Warrant Shares (i) have been registered for resale under the Securities Act (including registration pursuant to Rule 416 thereunder) as contemplated by the Registration Rights Agreement or (ii) otherwise may be sold by such Purchaser under Rule 144(k), the Company shall instruct the transfer agent that, in connection with the issuance of the Conversion Shares and Warrant Shares, certificates representing such Conversion Shares and Warrant Shares shall be issued without the restrictive legend above, provided that, in the case of clause (i), the Company shall have received an undertaking from the holder that such Conversion Shares and Warrant Shares will be sold or transferred pursuant to the prospectus contained in such registration statement referred to in clause (i), including the prospectus delivery requirements if any, in accordance with the plan of distribution included in the registration statement.

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of any Security upon which it is stamped, if, unless otherwise required by state securities laws, (i) the sale of such Security is registered under the Securities Act (including registration pursuant to Rule 416 thereunder); (ii) such holder provides the Company with an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Security may be made without registration under the Securities Act; or (iii) such holder provides the Company with reasonable assurances that such Security can be sold under Rule 144(k). In the event the above legend is removed from any Security and thereafter the effectiveness of a registration statement covering such Security is suspended or the Company determines that a supplement or amendment thereto is required by applicable securities laws, then upon reasonable advance written notice to such Purchaser the Company may require that the above legend be placed on any such Security that cannot then be sold pursuant to an effective registration statement or under Rule 144 and such Purchaser shall cooperate in the replacement of such legend. Such legend shall thereafter be removed when such Security may again be sold pursuant to an effective registration statement or under Rule 144(k).

(d)  Transfer Agent Instruction. Upon compliance by any Purchaser with the provisions of this Section 5 with respect to the transfer of any Securities, the Company shall permit the transfer of such Securities and, in the case of the transfer of Conversion Shares or Warrant Shares, promptly instruct its transfer agent to issue one or more certificates (or effect a DTC Transfer) in such name and in such denominations as specified by such Purchaser. The Company shall not give any instructions to its transfer agent with respect to the Securities, other than any permissible or required instructions provided in this Section 5, and the Securities shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement.

6.  CONDITIONS TO THE COMPANY’S OBLIGATION TO SELL.

The obligation of the Company hereunder to issue and sell the Series B Notes and Series B Warrants to each Purchaser hereunder is subject to the satisfaction, at or before the Closing Date, of each of the following conditions as to such Purchaser, provided that such conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion:

(a)  Execution of Transaction Documents. Each Purchaser shall have executed such Purchaser’s Execution Page to this Agreement and each other Transaction Document to which such Purchaser is a party and delivered the same to the Company.

(b)  Payment of Purchase Price. Each Purchaser shall have delivered the full amount of such Purchaser’s Subscription Amount to the Company by wire transfer in accordance with the Company’s written wiring instructions (except for SDS to the extent that it may offset its expenses against the Subscription Amount pursuant to Section 4(q) hereof).

(c)  Representations and Warranties True; Covenants Performed. The representations and warranties of each Purchaser shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which representations and warranties shall be true and correct as of such date), and such Purchaser shall have performed, satisfied and complied with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Purchaser at or prior to the Closing Date.

(d)  No Legal Prohibition. No statute, rule, regulation, executive order, decree, ruling, injunction, action or proceeding shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which restricts or prohibits the consummation of any of the transactions contemplated by this Agreement.

7.  CONDITIONS TO EACH PURCHASER’S OBLIGATION TO PURCHASE.

The obligation of each Purchaser hereunder to purchase the Series B Notes and Series B Warrants for which it is subscribing from the Company hereunder is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that such conditions are for each Purchaser’s individual and sole benefit and may be waived by any Purchaser as to such Purchaser at any time in such Purchaser’s sole discretion:

(a)  Execution of Transaction Documents. The Company shall have executed such Purchaser’s Execution Page to this Agreement and each Transaction Document to which the Company is a party and delivered executed originals of the same to such Purchaser. All other parties to the Transaction Documents (other than such Purchaser) shall have executed such Transaction Documents to which they are a party.

(b)  Delivery of Securities. The Company shall have delivered to such Purchaser a duly executed Series B Note and Series B Warrant for the Subscription Amount being purchased by such Purchaser, registered in such Purchaser’s name.

(c)  AMEX Listing. The Company shall: (i) prepare and file with AMEX a listing application covering the Conversion Shares initially issuable upon conversion of the Notes (without giving effect to any limitations on conversion contained in Article IX.A of the Series B Notes) and the Warrant Shares initially issuable upon exercise of the Series B Warrants (without giving effect to any limitations on exercise contained in Section 3(c) of the Series B Warrants), (ii) use its best efforts to take all steps necessary to cause such shares to be approved for listing on AMEX as soon as possible thereafter, (iii) notify the Purchasers upon such listing, and (iv) use its best efforts to maintain the listing of the Common Stock on AMEX, the Capital Market, the Global Market, the Global Select Market or the NYSE.

(d)  Representations and Warranties True; Covenants Performed. The representations and warranties of the Company shall be true and correct as of the date when made and as of the

Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which representations and warranties shall be true and correct as of such date) and the Company shall have performed, satisfied and complied with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date. Such Purchaser shall have received a certificate, executed by the Chief Executive Officer of the Company after reasonable investigation, dated as of the Closing Date to the foregoing effect and as to such other matters as may reasonably be requested by such Purchaser.

(e)  No Legal Prohibition. No statute, rule, regulation, executive order, decree, ruling, injunction, action or proceeding shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which restricts or prohibits the consummation of, any of the transactions contemplated by this Agreement.

(f)  Legal Opinion. Such Purchaser shall have received an opinion of the Company’s counsel dated as of the Closing Date in substantially the form approved by the Purchasers prior to the Closing.

(g)  No Material Adverse Change. There shall have been no material adverse changes and no material adverse developments in the business, properties, operations, prospects, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, since the date hereof, and no information that is materially adverse to the Company and of which such Purchaser is not currently aware shall come to the attention of such Purchaser.

(h)  Corporate Approvals. Such Purchaser shall have received (i) a copy of resolutions, duly adopted by the Board of Directors of the Company, which shall be in full force and effect at the time of the Closing, authorizing the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby and providing a determination as to whether any Purchasers are or will be an “interested stockholder” as defined in Section 203 of the Delaware General Corporation Law, as amended, as a result of the transactions contemplated hereby, certified as such by the Secretary or Assistant Secretary of the Company; (ii) consents of the holders of at least 75% of the outstanding face amount of the Company's Series A Preferred Stock for the incurrence of aggregate debt of up to $12,000,000 since March 4, 2005 and a copy of any amendment filed by the Company to its Certificate of Incorporation in connection therewith, certified as such by the Secretary or Assistant Secretary of the Company; (iii) consents of the holders of a majority of outstanding principal balance of the Series A Notes to the incurrence by the Company of additional debt, including the issuance of the Series B Notes, and to the pari passu position of the Series B Notes to the Series A Notes as to repayment and security; (iv) consents by holders of the Series A Notes who are entitled to exchange or participation rights under Article X of the Series A Notes or Section 4(q) of the Securities Purchase Agreement, dated January 13, 2006, by and among the Company and the purchasers party thereto (the “Series A Purchase Agreement”) to waive their rights thereto; (v) an amendment of the Series A Notes to remove volume trading limitations under the Stock Payment Conditions (as defined in Article XI.T of the Series A Notes) to allow interest and principal payments on the Series A Notes to be payable in stock through December 13, 2007; and (vi) such other documents as it reasonably requests in connection with the Closing.

(i)  Staff Reductions. The Company shall have reduced the Company’s overall headcount by the equivalent of five (5) full-time employees, with planned annual savings between $645,000 and $655,000. The Company shall have offered severance payments to departing or released employees only as is consistent with contractual obligations and/or historical practice.

8.  COLLATERAL AGENCY PROVISIONS.

(a)  Appointment of Collateral Agent. The Purchasers hereby appoint SDS to act as collateral agent (the “Collateral Agent”) and SDS agrees to act as Collateral Agent for the Purchasers, as contemplated herein and in the Security Documents.

(b)  Collateral Agent Authorized to Enter into Collateral Documents. Each of the Purchasers authorizes the Collateral Agent to enter into the Security Documents on its behalf.

(c)  Amendment to Security Documents. The Purchasers holding a majority of the total outstanding principal balance of the Series B Notes (the “Required Holders”) shall have the right to direct the Collateral Agent, from time to time, to consent to any amendment, modification or supplement to or waiver of any provision of any Security Document and to release any Collateral (as defined in the Security Documents) from any lien or security interest held by the Collateral Agent; provided, however, that (i) no such direction shall require the Collateral Agent to consent to the modification of any provision or portion thereof which (in the sole judgment of the Collateral Agent) is intended to benefit the Collateral Agent; (ii) the Collateral Agent shall have the right to decline to follow any such direction if the Collateral Agent shall determine in good faith that the directed action is not permitted by the terms of any Security Document or may not lawfully be taken; and (iii) no such direction shall waive or modify any provision of any Security Document the waiver or modification of which expressly requires the consent of all of the Purchasers unless all Purchasers consent thereto. The Collateral Agent may rely on any such direction given to it by the Required Holders and shall be fully protected in relying thereon, and shall under no circumstances be liable, except in circumstances involving the Collateral Agent's gross negligence or willful misconduct as shall have been determined in a final nonappealable judgment of a court of competent jurisdiction, to any holder of the Series B Notes or any other person or entity for taking or refraining from taking action in accordance with any direction or otherwise in accordance with any of the Security Documents.

(d)  Duties of Collateral Agent.

(i)  Powers. The Collateral Agent shall have and may exercise such powers under the Security Documents as are specifically delegated to the Collateral Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. The Collateral Agent shall not have any implied duties or any obligations to take any action under the Security Documents except any action specifically provided by the Security Documents to be taken by the Collateral Agent.

(ii)  Reliance on Instructions of Required Holders. The Collateral Agent shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Holders, subject to Section 8(c) hereof, and such instructions shall be binding upon all the Purchasers; provided, however, that the Collateral Agent shall not be required to take any action which the Collateral Agent in good faith believes (A) could reasonably be expected to expose it to personal liability or (B) is contrary to this Agreement, the Security Documents and applicable law. Notwithstanding anything to the contrary contained herein, if the holders of the Series A Notes give the Collateral Agent any direction, as provided in Section 8 of the Series A Purchase Agreement, the Purchasers party hereto acknowledge and agree that (i) such direction shall be deemed to be an instruction from both the holders of the Series A Notes and the holders of the Series B Notes acting jointly; (ii) the holders of the Series B Notes shall not give a conflicting instruction to the Collateral Agent pursuant to the provisions of this Agreement; and (iii) if the Collateral Agent receives conflicting or inconsistent instructions from the holders of the Series A Notes and the holders of the Series B Notes, the Collateral Agent shall honor the instructions given by the holders of the Series A Notes and disregard the instructions given by the holders of the Series B Notes.

(iii)  Action Without Instructions After Event of Default. Absent written instructions from the Required Holders at a time when an Event of Default shall have occurred and be continuing, the Collateral Agent may take, but shall have no obligation to take, any and all actions under the Security Documents or any of them or otherwise as it shall deem to be in the best interests of the Purchasers; provided, however, that in the absence of written instructions from the Required Holders, the Collateral Agent shall not exercise remedies available to it under any Security Document with respect to the Collateral or any part thereof (other than preserving, collecting and protecting the Collateral and the proceeds thereof).

(iv)  Independent Right of Each Purchaser to Instruct Collateral Agent. The right of each Purchaser to instruct the Collateral Agent is the separate and individual property of such Purchaser and may be exercised as such Purchaser sees fit in its sole discretion and with no liability to any other such Purchaser for the exercise or non-exercise thereof. Without limiting the foregoing, the Required Holders shall not be liable under any circumstances to any other Purchaser for any action taken or omitted to be taken hereunder by the Collateral Agent upon written instructions from the Required Holders.

(v)  Relationship Between Collateral Agent and Purchasers. The relationship between the Collateral Agent and the Purchasers is and shall be only to the extent explicitly provided for herein that of agent and principal and nothing herein contained shall be construed to constitute the Collateral Agent a trustee for any Purchaser or to impose on the Collateral Agent duties and obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, neither the Collateral Agent nor any of its directors, officers, employees, partners or agents shall:

(A)  be responsible to the other Purchasers for any recitals, representations or warranties contained in, or for the execution, validity, genuineness, perfection, effectiveness or enforceability of, the Security Documents (it being expressly understood that any determination of the foregoing is the responsibility of each Purchaser),

(B)  be responsible to the other Purchasers for the validity, genuineness, perfection, effectiveness, enforceability, existence, value or enforcement of any security interest in the Collateral (it being expressly understood that any determination of the foregoing is the responsibility of each Purchaser),

(C)  be under any duty to inquire into or pass upon any of the foregoing matters, or to make any inquiry concerning the performance by any person or entity of its or their obligations under any Security Document (it being expressly understood that any determination of the foregoing is the responsibility of each Purchaser),

(D)  be deemed to have knowledge of the occurrence of an Event of Default (as defined in the Series B Notes), or any event, condition or circumstance the occurrence of which would, with the giving of notice or the passage of time or both, constitute an Event of Default,

(E)  be responsible or liable to the Purchasers for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located regardless of the cause thereof unless the same shall happen solely through the gross negligence or willful misconduct of the Collateral Agent as shall have been determined in a final nonappealable judgment of a court of competent jurisdiction,

(F)  have any liability to the Purchasers for any error or omission or action or failure to act of any kind made in the settlement, collection or payment in connection with any of the Security Documents or any of the Collateral or any instrument received in payment therefor or for any damage resulting therefrom other than as a sole result of its own gross negligence or willful misconduct as shall have been determined in a final nonappealable judgment of a court of competent jurisdiction, or

(G)  in any event, be liable to the Purchasers as such for any action taken or omitted by it, absent its gross negligence or willful misconduct as shall have been determined in a final nonappealable judgment of a court of competent jurisdiction.

(e)  Standard of Care. Each Purchaser agrees with all other Purchasers and the Collateral Agent that nothing contained in this Agreement shall be construed to give rise to, nor shall such Purchaser have, any claims whatsoever against the Collateral Agent on account of any act or omission to act in connection with the exercise of any right or remedy of the Collateral Agent with respect to the Security Documents or the Collateral in the absence of gross negligence or willful misconduct of the Collateral Agent as shall have been determined in a final nonappealable judgment of a court of competent jurisdiction.

(f)  Collateral In Possession of Collateral Agent. The Collateral Agent shall be at liberty to place any of the Collateral, this Agreement, the Security Documents and any other instruments, documents or deeds delivered to it pursuant to or in connection with any of such documents in any safe deposit box, safe or receptacle selected by it or with any bank, any company whose business includes undertaking the safe custody of documents or any firm of lawyers of good repute and the Collateral Agent shall not be responsible for any loss thereby incurred unless such loss is solely the result of the Collateral Agent’s gross negligence or willful misconduct as shall have been determined in a final nonappealable judgment of a court of competent jurisdiction. The Collateral Agent’s books and records shall at all times show that the Collateral is held by the Collateral Agent subject to the pledge and lien of the Security Documents.

(g)  Agents, Officers and Employees of Collateral Agent. The Collateral Agent may execute any of its duties under the Security Documents by or through its agents, officers or employees. Neither the Collateral Agent nor any of its agents, officers or employees shall be liable for any action taken or omitted to be taken by it or them in good faith, be responsible for the consequence of any oversight or error of judgment or answerable for any loss unless any of the foregoing shall happen through its or their gross negligence or willful misconduct as shall have been determined in a final nonappealable judgment of a court of competent jurisdiction.

(h)  Appointment of Co-Agent. Whenever the Collateral Agent shall deem it necessary or prudent in order either to conform to any law of any jurisdiction in which all or any part of the Collateral shall be situated or to make any claim or bring any suit with respect to the Collateral or the Security Documents, or in the event that the Collateral Agent shall have been requested to do so by or on behalf of the Required Holders, the Collateral Agent shall execute and deliver a supplemental agreement and all other instruments and agreements necessary or proper to constitute a bank or trust company, or one or more other persons or entities approved by the Collateral Agent, either to act as co-agent or co-agents with respect to all or any part of the Collateral or with respect to the Security Documents, jointly with the Collateral Agent or any successor or successors, or to act as separate agent or agents of any such property, in any such case with such powers as may be provided in such supplemental agreement, and to vest in such bank, trust company or other persons or entities as such co-agent or separate agent, as the case may be, any property, title, right or power of the Collateral Agent deemed necessary or advisable by the Required Holders or the Collateral Agent.

(i)  Reliance on Certain Documents. The Collateral Agent shall be entitled to rely on any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or entity, and with respect to all legal matters shall be entitled to rely on the advice of legal advisors selected by it concerning all matters relating to the Security Documents and its duties hereunder and thereunder and otherwise shall rely on such experts as it deems necessary or desirable, and shall not be liable to any Purchaser or any other person or entity for the consequences of such reliance in the absence of gross negligence or willful misconduct as shall have been determined in a final nonappealable judgment of a court of competent jurisdiction.

(j)  Collateral Agent May Have Separate Relationship with Parties. The Collateral Agent (or any affiliate of the Collateral Agent) may, notwithstanding the fact that it is the Collateral Agent, act as a lender to the Company and lend money to, and generally engage in any kind of business with such party in the same manner and to the same effect as though it were not the Collateral Agent; and such business shall not constitute a breach of any obligation of the Collateral Agent to the other Purchasers.

(k)  Indemnification of Collateral Agent. Each of the Purchasers, ratably on the basis of the respective principal amounts of the Series B Notes outstanding at the time of the occurrence giving rise to the below liabilities, losses, etc., agrees to indemnify the Collateral Agent for any and all liabilities, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Collateral Agent in its capacity as the Collateral Agent, in any way relating to or arising out of the Security Documents or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof, provided that neither the Company nor any Purchaser shall be liable for any of the foregoing to the extent they arise from gross negligence or willful misconduct on the part of the Collateral Agent as shall have been determined in a final nonappealable judgment of a court of competent jurisdiction. This Section 8(k) shall survive the termination of this Agreement. Prior to taking any action hereunder as Collateral Agent, the Collateral Agent may require each Purchaser to deposit with it sufficient sums as it determines in good faith is necessary to protect the Collateral Agent for costs and expenses associated with taking such action, and the Collateral Agent shall have no liability hereunder for failure to take such action unless the Purchasers promptly deposit such sums.

(l)  Resignation. The Collateral Agent at any time may resign, upon thirty (30) days’ prior written notice, by an instrument addressed and delivered to the Purchasers and the Company and may be removed at any time with or without cause upon thirty (30) days’ prior written notice, by an instrument in writing duly executed by duly authorized signatories of the Required Holders. The Required Holders shall also have the right to appoint a successor to the Collateral Agent upon any such resignation or removal, by instrument of substitution complying with the requirements of applicable law, or, in the absence of any such requirement, without any formality other than appointment and designation in writing, a copy of which instrument or writing shall be sent to each Purchaser. Upon the making of such appointment and delivery to such successor Collateral Agent of the Collateral then held by the retiring Collateral Agent, such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties conferred hereby and by the Security Documents upon the Collateral Agent named herein, and one or more such appointments and designations shall not exhaust the right to appoint and designate further successor Collateral Agents hereunder. The retiring Collateral Agent shall not be discharged from its duties and obligations hereunder until, and the retiring Collateral Agent shall be so discharged when, all the Collateral held by the retiring Collateral Agent has been delivered to the successor Collateral Agent and such successor Collateral Agent shall execute, acknowledge and deliver to each holder of the Series B Notes and to the Company an instrument accepting such appointment. If no successor shall be appointed and approved on or prior to the date of any such resignation, the resigning Collateral Agent may apply to any court of competent jurisdiction to appoint a successor to act until a successor shall have been appointed by the Required Holders as above provided.

(m)  Rights with Respect to Collateral.

(i)  Each Purchaser agrees with all other Purchasers (A) that it shall not, and shall not attempt to, exercise any rights with respect to its security interest in the Collateral, whether pursuant to any other agreement or otherwise (other than pursuant to this Agreement), or take or institute any action against the Collateral Agent or any of the other Purchasers in respect of the Collateral or its rights hereunder (other than any such action arising from the breach of this Agreement) and (B) that such Purchaser has no other rights with respect to the Collateral other than as set forth in this Agreement and the Security Documents.

(ii)  Each Purchaser agrees with all other Purchasers and the Collateral Agent that nothing contained in this Section 8 shall be construed to give rise to, nor shall such Purchaser have, any claims whatsoever against any other Purchaser or the Collateral Agent on account of any act or omission to act in connection with the exercise of any right or remedy of the Collateral Agent or any other Purchaser with respect to the Collateral in the absence of gross negligence or willful misconduct of such other Purchaser or Collateral Agent, as applicable, as shall have been determined in a final nonappealable judgment of a court of competent jurisdiction.

9.  GOVERNING LAW; MISCELLANEOUS.

(a)  Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in the State of Delaware. The Company and each Purchaser irrevocably consent to the exclusive jurisdiction of the United States federal courts and the state courts located in the County of New Castle, State of Delaware, in any suit or proceeding based on or arising under this Agreement or the transactions contemplated hereby and irrevocably agree that all claims between the parties in respect of such suit or proceeding may be determined in such courts. The Company and each Purchaser irrevocably waive the defense of an inconvenient forum to the maintenance of such suit or proceeding in such forum. The Company and each Purchaser further agree that service of process upon the Company or any Purchaser mailed by first class mail shall be deemed in every respect effective service of process upon the Company or such Purchaser, as the case may be, in any such suit or proceeding. Nothing herein shall affect the right of the Company or any Purchaser to serve process in any other manner permitted by law. The Company and each Purchaser agree that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

(b)  Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. This Agreement, once executed by a party, may be delivered to the other parties hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement. In the event any signature is delivered by facsimile transmission, the party using such means of delivery shall cause the manually executed execution page(s) hereof to be physically delivered to the other party within five (5) days of the execution hereof, provided that the failure to so deliver any manually executed execution page shall not affect the validity or enforceability of this Agreement.

(c)  Construction. Whenever the context requires, the gender of any word used in this Agreement includes the masculine, feminine or neuter, and the number of any word includes the singular or plural. Unless the context otherwise requires, all references to articles and sections refer to articles and sections of this Agreement, and all references to schedules are to schedules attached hereto, each of which is made a part hereof for all purposes. The descriptive headings of the several articles and sections of this Agreement are inserted for purposes of reference only, and shall not affect the meaning or construction of any of the provisions hereof.

(d)  Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

(e)  Entire Agreement; Amendments. This Agreement and the other Transaction Documents (including any schedules and exhibits hereto and thereto) contain the entire understanding of the Purchasers, the Company, their affiliates and persons acting on their behalf with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Purchasers make any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived other than by an instrument in writing signed by the party to be charged with enforcement, and no provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Required Holders.

(f)  Notices. Any notices required or permitted to be given under the terms of this Agreement shall be in writing and sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile transmission, and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party as provided herein. The initial addresses for such communications shall be as follows, and each party shall provide notice to the other parties of any change in such party’s address:

(i)  If to the Company:

Matritech, Inc.
330 Nevada Street
Newton, Massachusetts 02460
Telephone: (617) 928-0820
Facsimile: (617) 928-0821
Attention: Chief Executive Officer

with a copy simultaneously transmitted by like means (which transmittal shall not constitute notice hereunder) to:

Choate, Hall & Stewart LLP
Two International Place
Boston, Massachusetts 02110
Telephone: (617) 248-5000
Facsimile: (617) 248-4000
Attention: Barbara M. Johnson

(ii)  If to any Purchaser, to the address set forth under such Purchaser’s name on the Execution Page hereto executed by such Purchaser.

(g)  Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. Except as provided herein, the Company shall not assign this Agreement or any rights or obligations hereunder. Any Purchaser may assign or transfer the Securities pursuant to the terms of this Agreement and of such Securities, or assign such Purchaser’s rights hereunder to any other person or entity.

(h)  Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person; provided, however, that Section 4(r) may be enforced by any Purchaser’s affiliates and its or their advisors to the extent the same is entitled to reimbursement of Expenses pursuant thereto.

(i)  Survival. The representations and warranties of the Company and the agreements and covenants set forth in Sections 3, 4, 5, 8 and 9 hereof shall survive the Closing notwithstanding any due diligence investigation conducted by or on behalf of any Purchaser. Moreover, none of the representations and warranties made by the Company herein shall act as a waiver of any rights or remedies any Purchaser may have under applicable U.S. federal or state securities laws.

(j)  Publicity. The Company and each Purchaser shall have the right to approve before issuance any press releases or SEC filings, or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of the Purchasers, to make any press release, SEC filings or, to the extent applicable, AMEX filings with respect to such transactions as is required by applicable law and regulations (although the Purchasers shall be consulted by the Company in connection with any such press release prior to its release, and the Purchasers shall be provided with a copy thereof and must provide specific consent to the use of a Purchaser’s name in connection therewith).

(k)  Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(l)  Indemnification. In consideration of each Purchaser’s execution and delivery of this Agreement and the other Transaction Documents and purchase of the Securities hereunder, and in addition to all of the Company’s other obligations under this Agreement and the other Transaction Documents, from and after the Closing, the Company shall defend, protect, indemnify and hold harmless each Purchaser and each other holder of the Securities and all of their stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement, collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by the Company in this Agreement, any other Transaction Document or any other certificate, instrument or document contemplated hereby or thereby; (ii) any breach of any covenant, agreement or obligation of the Company contained in this Agreement, any other Transaction Document or any other certificate, instrument or document contemplated hereby or thereby; or (iii) any cause of action, suit, claim, order, proceeding or process brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Company) and arising out of or resulting from (A) the execution, delivery, performance or enforcement of this Agreement, any other Transaction Document or any other certificate, instrument or document contemplated hereby or thereby, (B) any disclosure made by such Purchaser pursuant to Section 4(b) or 4(n) hereof, or (C) the status of such Purchaser or holder of the Securities as an investor in the Company; provided, however, that with respect to clause (iii) above, excluding any Indemnified Liabilities (a) resulting from the Indemnitee’s or the Purchaser’s own acts of fraud or willful misconduct and (b) resulting from any cause of action, suit, claim, order, proceeding or process brought or asserted against any Indemnified Party by any investor in or partner, shareholder, member, employee or agent of said Indemnified Party. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. Except as otherwise set forth herein, the mechanics and procedures with respect to the rights and obligations under this Section 9(l) shall be the same as those set forth in Section 6(c) of the Registration Rights Agreement.

(m)  Payment Set Aside. To the extent that the Company makes a payment or payments to any Purchaser hereunder or pursuant to any of the other Transaction Documents or any Purchaser enforces or exercises its rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

(n)  Joint Participation in Drafting. Each party to this Agreement has participated in the negotiation and drafting of this Agreement and the other Transaction Documents. As such, the language used herein and therein shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party to this Agreement.

(o)  Remedies. No provision of this Agreement or any other Transaction Document providing for any remedy to a Purchaser shall limit any other remedy which would otherwise be available to such Purchaser at law, in equity or otherwise. Nothing in this Agreement or any other Transaction Document shall limit any rights any Purchaser may have under any applicable federal or state securities laws with respect to the investment contemplated hereby. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Purchasers by vitiating the intent and purpose of the transactions contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations hereunder (including, but not limited to, its obligations pursuant to Section 5 hereof) will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Agreement (including, but not limited to, its obligations pursuant to Section 5 hereof), that each Purchaser shall be entitled, in addition to all other available remedies, to an injunction restraining any breach and requiring immediate issuance and transfer of the Securities, without the necessity of showing economic loss and without any bond or other security being required.

(p)  Knowledge. As used in this Agreement, the term “knowledge” of any person or entity shall mean and include such person’s or entity’s or, with respect to the Company, the Company’s executive officers’ actual knowledge and that knowledge which a reasonably prudent business person could have obtained in the management of his or her business affairs after making due inquiry and exercising due diligence which a prudent business person should have made or exercised, as applicable, with respect thereto.

(q)  Exculpation Among Purchasers; No “Group”. Each Purchaser acknowledges that it has independently evaluated the merits of the transactions contemplated by this Agreement and the other Transaction Documents, that it has independently determined to enter into the transactions contemplated hereby and thereby, that it is not relying on any advice from or evaluation by any other Purchaser, and that it is not acting in concert with any other Purchaser in making its purchase of securities hereunder or in monitoring its investment in the Company. The Purchasers and, to its knowledge, the Company agree that the Purchasers have not taken any actions that would deem such Purchasers to be members of a “group” for purposes of Section 13(d) of the Exchange Act, and the Purchasers have not agreed to act together for the purpose of acquiring, holding, voting or disposing of equity securities of the Company. Each Purchaser further acknowledges that SDS has retained Drinker Biddle & Reath LLP (“DB&R”) to act as its counsel in connection with the transactions contemplated by this Agreement and the other Transaction Documents and that DB&R has not acted as counsel for any of the other Purchasers in connection therewith and none of the other Purchasers have the status of a client of DB&R for conflict of interest or other purposes as a result thereof.

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IN WITNESS WHEREOF, the undersigned Purchaser and the Company have caused this Securities Purchase Agreement to be duly executed as of the date first above written.

MATRITECH, INC.

By: ___________________________________

Name: Stephen D. Chubb
Title: Chief Executive Officer

PURCHASER:

___________________________
(Print or Type Name of Purchaser)

By: ___________________________________
Name:
Title:

RESIDENCE: ____________________________

ADDRESS: _____________________________

Telephone:
Facsimile:
Attention:

SUBSCRIPTION AMOUNT:

Aggregate Face Amount of Note: $___________